Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

IMMEDIATE RELEASE

CARDIMA RECEIVES NON-APPROVABLE LETTER FROM FDA FOR REVELATION® TX

FREMONT, CA. May 28, 2004 – Today, Cardima, Inc. (Nasdaq SC: CRDM) received a letter, dated May 21, 2004, from the United States Food and Drug Administration, stating that Cardima’s pre-market approval application (PMA) for the REVELATION® Tx Microcatheter with NavAblator Ablation System indicated for the treatment of drug refractory paroxysmal atrial fibrillation was not approvable based on the requirements of applicable regulations. The letter stated that although Cardima had provided information on an additional 32 patients in the Phase III REVELATION® Tx clinical trial in its PMA amendment submitted in January 2004, the concerns identified in the FDA’s initial non-approvable letter, dated June 26, 2003, remain unresolved. Among other things, the FDA’s letter stated that the FDA believes that the least burdensome approach to demonstrate the safety and effectiveness of REVELATION Tx for the intended indication is to collect additional clinical data using a revised study design. At the FDA’s suggestion, Cardima has requested a meeting with the FDA to discuss next steps toward seeking approval.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release, including the Company’s belief about the performance and utility of its products, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to raise additional capital, the risk that the Company’s pre-market approval (PMA) application for the REVELATION® Tx will not be approved by the FDA particularly in light of the FDA’s non-approvable letter received on May 28, 2004, the risk that the Company will be unsuccessful in obtaining or maintaining regulatory approvals for other products, the risk that the approval process for any product will require unanticipated expenses, the limited number of cases employing the Company’s products and the limited amount of follow-up information involving these cases, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully manufacture, market, sell and distribute its products to end users in the event regulatory approvals are obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.